UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

ROANOKE ELECTRIC STEEL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-2389	54-0585263
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Westside Boulevard, NW Roanoke, Virginia	24017
(Address of principal executive offices)	(Zip Code)

(540) 342-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-12(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement

The Company maintains an Amended and Restated Directors’ Retirement Plan (the “Directors’ Plan”). The Directors’ Plan provides that, upon retirement from the Company’s Board of Directors, an individual who served on the Company’s Board of Directors for at least five years will be paid a monthly retirement benefit. The monthly benefit is equal to one-twelfth of the annual retainer being paid to then current members of the Board of Directors, and is paid for a period equal to the number of months that the retired director served on the Board of Directors. All benefits cease upon the retired director’s death. In January 2005, the Board of Directors amended the Directors’ Plan to freeze participation in the plan and to freeze the number of months of service taken into account in determining the period over which retirement benefits would be paid to a retired director. As of the date of this Form 8-K, monthly payments are being made to six retired directors, six current directors are eligible to receive payments when they retire, and three current directors would be eligible to receive payments upon retirement after satisfaction of the five-year service requirement.

On November 15, 2005, the Board of Directors terminated the Directors’ Plan effective as of December 1, 2005. In connection with this action, the Board of Directors full vested all participants in their plan benefits and directed that the lump sum present value of each participant’s plan benefits, as adjusted to reflect mortality and other assumptions, be distributed to the participant on or before December 31, 2005, to each participant of a single lump sum amount equal to the present value of the future benefit payments owed to the participant, adjusted to reflect mortality assumptions. The Board of Directors approved these actions in order to exempt the Directors’ Plan from new federal income tax rules which would have imposed certain administrative burdens and expenses on the Company if it were required to bring the Directors’ Plan into compliance with these rules.

The cost to the Company of terminating the Directors’ Plan, and vesting and paying out the benefits under the Directors’ Plan is approximately $870,000, which cost was determined by an actuarial consulting firm. The Company will not incur any early termination penalties or other costs in connection with the termination of the Directors’ Plan.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 15, 2005, the Board of Directors amended and restated the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”). The amendment rewrites and replaces the provisions of Section 6 of Article II dealing with stockholders.

As previously drafted, Section 6 of Article II provided that “no share of stock shall be voted at any election which shall have been transferred on the books of the Corporation within twenty (20) days next preceding such election.” The amendment deletes this sentence and replaces it with a new paragraph that provides that the Board of Directors may fix a record date to determine stockholders entitled to notice of, or to vote at, a meeting of stockholders, which date can be up to seventy (70) days before the meeting. The amendment also provides that any record date established by the Board of Directors for a meeting of stockholders will also apply to any adjournment of the meeting unless the Board of Directors elects or is required to fix a new record date.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

The following are furnished as Exhibits to this Report:

Exhibit No.	Description of Exhibit
3(ii).1	Amended and Restated Bylaws of the Company (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ Donald G. Smith
Donald G. Smith
Chairman and Chief Executive Officer

Dated: November 21, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3(ii).1	Amended and Restated Bylaws of the Company (FILED HEREWITH)